DATED FEBRUARY 23, 2011
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-150218
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2013

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, Floating Rate Notes Due 2013
Ratings:	A (Stable Outlook) by Standard & Poor’s, a division of The McGraw-Hill Companies
A2 (Stable Outlook) by Moody’s Investors Service, Inc.
A (Stable Outlook) by Fitch Ratings Ltd.
Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security
Format:	SEC Registered-Registration Statement Number 333-150218
Trade Date:	February 23, 2011
Settlement Date (Original Issue date):	February 28, 2011, which is the third business day following the Trade Date.
Maturity Date:	February 22, 2013
Principal Amount:	$285,000,000
Price to Public (Issue Price):	100.00%
All-in-price:	99.90%
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+ 16 basis points (0.16%)
Net Proceeds to Issuer:	$284,715,000
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Specified Currency:	U.S. Dollars
Initial Interest Rate:	To be determined two (2) London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on the 22nd of February, May, August and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 22nd of February, May, August and November of
each year, commencing May 20, 2011 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Lead Manager & Bookrunner	SG Americas Securities LLC (SGAS) (100%)
Billing and Delivery Agent:	SG Americas Securities LLC (SGAS)
CUSIP:	14912L4R9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling SG Americas Securities LLC (SGAS) at 800-861-9189.